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                   S.Y. Bancorp, Inc. Subsidiaries


Stock Yard Bank and Trust Company, a Kentucky Banking Corporation
1040 East Main Street
Louisville, KY 40206

S.Y. Bancorp Capital Trust I
1040 East Main Street
Louisville, KY 40206